Herman Miller, Inc.
855 East Main Street
Zeeland, MI 45464
July 28, 2014
Design Within Reach, Inc.
711 Canal Street, 3rd Floor
Stamford, CT 06902
Attention: John Edelman
Glenhill Capital Advisors LLC
600 Fifth Avenue, 11th Floor
New York, NY 10020
Attention: Glenn J. Krevlin
Each of the Sellers (as defined below) under the Purchase Agreement (as defined below)
Re:    Closing Agreement re Stock Purchase Agreement
Gentlemen:
Reference is hereby made to that certain Stock Purchase Agreement, dated as of July 17, 2014 (the “Purchase Agreement”), by and among Herman Miller, Inc., a Michigan corporation (“Buyer”), Design within Reach, a Delaware corporation (the “Company”), the stockholders of the Company listed on Annex I thereto (collectively, the “Sellers”) and Glenhill Capital Advisors LLC, in its capacity as the Seller Representative thereunder (the “Seller Representative”). Capitalized terms used but not otherwise defined in this letter agreement (this “Closing Agreement”) shall have the meanings ascribed to such terms in the Purchase Agreement.
In consideration of the mutual promises and agreements contained in this Closing Agreement and the Purchase Agreement, and for other good and valuable consideration, the undersigned hereby agree as follows:
1.Flow of Funds Memo. Each party hereby waives the failure by the Company to have prepared and delivered to Buyer the Flow of Funds Memo at least five (5) Business Days prior to the Closing as required by Section 1.3 of the Purchase Agreement.
2.Jamieson Investments, LLC Medallion Signature Guarantee. The parties hereby waive the failure by Jamieson Investments, LLC (“Jamieson”) to obtain a medallion signature guarantee with respect to its stock power as required by the Company’s transfer agent in order to recognize the transfer of the stock certificate for Jamieson’s Purchased Shares to Buyer on the books and records of the Company kept by the transfer agent. Jamieson Investments, LLC hereby agrees to use its best efforts after the Closing to promptly (but in no event more than five (5) Business Days following Closing) obtain a medallion signature guarantee with respect to its stock power so as to permit the Company’s transfer agent to recognize the transfer of the stock certificate for Jamieson’s Purchased Shares to Buyer on the books and records of the Company kept by the transfer agent. If Jamieson fails to obtain the required medallion signature guarantee prior to the Closing, in the event that Jamieson receives any consideration in connection with the Short Form Merger with respect to his Purchased Shares, Jamieson shall promptly take all actions reasonably requested by Buyer necessary to forego or refund such consideration as soon as practicable following receipt.

3.Amendment to Schedule 2.15. Item 3 of Schedule 2.15 of the Company Disclosure Schedules is hereby deleted in its entirety and replaced with Item 3 in Exhibit A attached hereto.
4.Correction re Stockholders Agreement. The reference to “Windsong DWR II, LLC” in Section 5.13 of the Purchase Agreement is hereby deleted and instead replaced with “Windsong DB, LLC”.
5.FIRPTA. The parties hereby waive (i) any breach by Glenhill Capital Overseas Master Fund, LP (“Glenhill Overseas”) of its representation in Section 3.4 of the Purchase Agreement that such Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code, and (ii) the failure by each of Glenhill Overseas and Windsong Brands, LLC to deliver the certificate required by Section 6.2(d)(xiii) of the Purchase Agreement, so long as the Company delivers to Buyer on the Closing Date a certificate dated as of the Closing Date in such form and substance as may be required under Section 1445 of the Code that Buyer is otherwise exempt from withholding any portion of the purchase price under Section 1445 of the Code.
6.Escrow Agent Instructions. In the event that any notice or written instruction to the Escrow Agent described in Section 9.6 of the Purchase Agreement requires such notice or written instruction to only be provided by one party (the “Notice Provider”), but the similar notice or written instruction to the Escrow Agent in the Escrow Agreement requires such notice or written instruction to be provided jointly by both the Seller Representative and Buyer, the party as between the Seller Representative and Buyer that is not the Notice Provider shall, promptly (but in any event within three (3) Business Days) after receiving notice from the Notice Provider of such notice or written instruction, provide the Escrow Agent with joint written instructions consistent with the notice or written instruction which the Notice Provider was entitled to provide pursuant to Section 9.6 of the Purchase Agreement.
7.Amendment to Annex I. The parties hereby amend and restate Annex I to the Purchase Agreement in its entirety with the Annex I attached hereto. Additionally, Item A of Schedule 2.3 to the Purchase Agreement is hereby amended to increase the number of shares of Common Stock held by Glenhill Capital Overseas Master Fund, LP by 1 share to 4,000,530 (which share is held through Cede & Co) (increasing the total number of shares for all Sellers to 6,383,869) and to decrease the number of shares listed as held by other stockholders through Cede & Co (Fast Account) by 1 share to 227,166 shares (decreasing the total number of shares for all other stockholders to 240,601).
8.Correction to Signature Blocks. Glenhill Capital Overseas Master Fund, LP (“GCOMF”) represents that the signature block for GCOMF attached to the Purchase Agreement identified the incorrect entity authorized to act on behalf of GCOMF. The parties hereby consent to the replacement of such signature block in the Purchase Agreement and any other Transaction Document to which GCOMF is or is required to be a party with a signature block in the form for GCOMF set forth below.
9.Installment Treatment. For U.S. federal and all applicable state and local income tax purposes, Buyer and the Sellers agree to treat the transaction contemplated by the Agreement as an “installment sale” as defined by Section 453(b)(1) of the Code. Buyer and the Sellers agree that they shall each prepare or cause to be prepared their federal and applicable state and local income tax returns in a manner consistent with the treatment of the transaction contemplated by the Agreement as an “installment sale” described in Section 453(b)(1) of the Code and will not take any inconsistent position on any tax return or in any proceeding before any tax authority or other tribunal.
10.Net Working Capital. The parties acknowledge that they have agreed for purposes of the Flow of Funds Memo to use an estimated Net Working Capital of an amount equal to the Target Working Capital and Buyer accepts such amount as the Company’s good faith estimate of the Net Working Capital

(for the avoidance of doubt, the foregoing shall not affect the provisions of Section 1.4 of the Purchase Agreement). The parties hereby amend and restate the definition of “Working Capital Adjustment” in Section 11.1 of the Purchase Agreement by deleting the definition thereof and replacing it in its entirety with the following definition:
“Working Capital Adjustment” means an amount equal to (i) the Net Working Capital minus (ii) the Target Working Capital; provided, that (x) if the Working Capital Adjustment pursuant to the foregoing formula is greater than Five Hundred Thousand Dollars ($500,000), the Working Capital Adjustment shall be the amount calculated pursuant to the foregoing formula less Five Hundred Thousand Dollars ($500,000) and (y) if the Working Capital Adjustment pursuant to the foregoing formula is less than negative Five Hundred Thousand Dollars (-$500,000), the Working Capital Adjustment shall be the amount calculated pursuant to the foregoing formula plus Five Hundred Thousand Dollars ($500,000). Notwithstanding the foregoing, if the absolute value of the Working Capital Adjustment pursuant to the foregoing formula would otherwise be Five Hundred Thousand Dollars ($500,000) or less, the Working Capital Adjustment shall equal Zero Dollars ($0) for purposes of this Agreement.
11.Miscellaneous. Except as expressly provided in this Closing Agreement, including the Exhibits hereto, which are incorporated herein by reference, all of the terms and provisions in the Purchase Agreement and the other Transaction Documents are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Closing Agreement does not constitute, directly or by implication, an amendment or waiver of any provision of the Purchase Agreement or any other Transaction Document, or any other right, remedy, power or privilege of any party to the Purchase Agreement, except as expressly set forth herein. Any reference to the Purchase Agreement in the Purchase Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Purchase Agreement, as amended by this Closing Agreement (or as the Purchase Agreement may be further amended after the date hereof in accordance with the terms thereof). The provisions of Article X of the Purchase Agreement (other than Section 10.6) are hereby incorporated herein by reference and apply to this Closing Agreement as if all references to the “Agreement” contained therein were instead references to this Closing Agreement.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

To indicate your acceptance to the provisions of this Closing Agreement, please sign in the space provided below.
Sincerely,
HERMAN MILLER, INC.
By:
Name: Brian Walker
Title: President & Chief Executive Officer

Acknowledged and Agreed effective as of the date first set forth above:

The Company:
DESIGN WITHIN REACH, INC.
By:
Name: John Edelman
Title: Chief Executive Officer

The Seller Representative:
GLENHILL CAPITAL ADVISORS LLC, solely in its capacity as Seller Representative hereunder
By: Krevlin Management Inc.
By:
Name: Glenn J. Krevlin
Title: President

The Sellers:
GLENHILL CAPITAL OVERSEAS MASTER FUND, LP
By: Glenhill Capital Advisors LLC, its agent and attorney-in-fact

By:	Krevlin Management Inc.
By:
Name: Glenn J. Krevlin
Title: President

GLENHILL CONCENTRATED LONG MASTER FUND LLC

By:	Glenhill Capital Management, LLC, its managing member

By:	Glenhill Advisors, LLC, its managing member
By:
Name: Glenn J. Krevlin
Title: Managing Member

WINDSONG DB DWR II LLC
By:
Name:
Title:

WINDSONG DB, LLC
By:
Name:
Title:

JAMIESON INVESTMENTS, LLC
By:
Name: Stuart A. Jamieson
Title: Managing Member

WINDSONG BRANDS, LLC
By:
Name:
Title:

John Edelman

John McPhee

Annex I to Closing Agreement
LIST OF SELLERS

Seller Name	Seller Address for Notice	No. of Shares Held by Seller	No. of Purchased Shares	Escrow Share
Glenhill Capital Overseas Master Fund, LP	600 Fifth Ave., 11th Floor New York, NY 10020	4,000,530	4,000,530	62.6662%
Glenhill Concentrated Long Master Fund LLC	600 Fifth Ave., 11th Floor New York, NY 10020	688,170	688,170	10.7798%
Windsong DB, LLC	15 Riverside Ave. Westport, CT 06880	325,420	325,420	5.0975%
Windsong BD DWR II LLC	15 Riverside Ave. Westport, CT 06880	111,419	111,419	1.7453%
Jamieson Investments, LLC	c/o Harbor Cap Partners LLC 160 Carter Henry Drive Fairfield, CT 06824 Attn: Stuart A. Jamieson	28,297	28,297	0.4433%
Windsong Brands, LLC	15 Riverside Ave. Westport, CT 06880	74,450*	74,450	1.1662%
John Edelman	133 Spring Valley Road Ridgefield, CT 06877	754,650	99,000**	11.8212%
John McPhee	20 Saint Nicholas Road Darien, CT 06820	400,933	52,750***	6.2804%
TOTAL		6,383,869	5,380,036	100.0000%
*Restricted Share Awards
** The Purchased Shares for John Edelman will specifically include all shares of Common Stock represented by Stock Certificate No. DWRI 0527 and the remainder of the Purchased Shares shall come from Stock Certificate No. DWRI 0530
*** The Purchased Shares for John McPhee will specifically include shares of Common Stock represented by Stock Certificate No. DWRI 0528